                                                                     EXHIBIT 11

                  THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
                    Computation of Earnings per Common Share
                    (In thousands, except per share amounts)



                                                                         Twelve Months Ended
                                                                            December 31,
                                                                    ----------------------------
                                                              1998             1997              1996
                                                             -------          -------           -------
EARNINGS:
Basic:
Net income as reported                                        $ 89,348          $929,292        $732,702
Preferred stock dividends, net of taxes                         (8,504)          (10,304)        (28,893)
Premium on preferred shares redeemed                            (4,282)           (4,441)         (1,033)
                                                              --------          --------        --------
    Net income available to common shareholders                 76,562           914,547         702,776
                                                              --------          --------        --------
                                                              --------          --------        --------
Diluted:
Net income available to common shareholders                     76,562           914,547         702,776
Effect of dilutive securities:
   Convertible preferred stock                                       -             5,998           9,478
   Zero coupon convertible notes                                     -             3,143           5,133
   Convertible monthly income preferred securities                   -             8,073           8,073
                                                              --------          --------        --------
    Net income available to common shareholders               $ 76,562          $931,761        $725,460
                                                              --------          --------        --------
                                                              --------          --------        --------
COMMON SHARES:
Basic:
 Weighted average common shares outstanding                    235,360           230,158         233,340
                                                              --------          --------        --------
                                                              --------          --------        --------
Diluted:
 Weighted average common shares outstanding                    235,360           230,158         233,340
 Effect of dilutive securities::
    Stock options                                                3,322             4,399           3,089
    Convertible preferred stock                                      -             7,788           9,152
    Zero coupon convertible notes                                    -             2,923           3,263
    Convertible monthly income preferred securities                  -             7,017           7,017
                                                              --------          --------        --------
    Weighted average, as adjusted                              238,682           252,285         255,861
                                                              --------          --------        --------
                                                              --------          --------        --------
EARNINGS PER COMMON SHARE:
    Basic                                                        $0.33             $3.97           $3.01
    Diluted                                                      $0.32             $3.69           $2.84



The assumed conversion of preferred stock, zero coupon notes and monthly income preferred securities are each anti-dilutive to The St. Paul's net income for the year ended Dec. 31, 1998. As a result, the potentially dilutive effect of those securities is not considered in the calculation of EPS amounts.

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